Exhibit 10.30

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of September 23, 2021 by and among:

(1)            FWD Group Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”); and

(2)            Athene Life Re Ltd., a company incorporated in Bermuda (the “Purchaser”).

The Purchaser and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company intends to file a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the an initial public offering (the “Offering”) of American Depositary Shares (“ADS”) representing its Class A ordinary shares (“Ordinary Shares”); and

WHEREAS, in connection with the Offering, the Company also desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, the Purchased Shares (as defined below) in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

PURCHASE AND SALE

Section 1.1            Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), the number of Ordinary Shares determined pursuant to Section 1.2 at a price per Ordinary Share equal to the Offer Price (as defined below). The “Offer Price” means the result of (a) the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by (b) the number of Ordinary Shares represented by one ADS. The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S.

Section 1.2             Closing.

(a)          Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place concurrently with the consummation of the Offering at the same offices for the closing of the Offering or at such other place as the Company and the Purchaser may mutually agree. The total number of the Ordinary Shares that the Purchaser shall purchase as Purchased Shares at the Closing shall be equal to the sum of (x) the quotient of the aggregate purchase price in the total amount of US$350,000,000 (as adjusted pursuant to clause (iii) below, the “Tranche A Purchase Price”) divided by the Offer Price (the “Tranche A Purchased Shares”), and (y) the quotient of the aggregate purchase price in the total amount of US$50,000,000 (as adjusted pursuant to clause (iii) below, the “Tranche B Purchase Price,” and together with the Tranche A Purchase Price, the “Purchase Price”) divided by the Offer Price (the “Tranche B Purchased Shares,” and together with the Tranche A Purchased Shares, the “Purchased Shares”); provided, however, that, in each case of clauses (x) and (y), (i) no fractional shares of Ordinary Shares will be issued as Purchased Shares, (ii) any fractions shall be rounded down to the nearest whole number of Ordinary Shares, and (iii) the Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Offer Price). The date and time of the Closing are referred to herein as the “Closing Date.”

(b)            Payment and Delivery. At the Closing, the Purchaser shall pay, or cause to be paid, the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver to the Purchaser duly executed share certificates, in original form, registered in the name of the Purchaser, and/or one or more of its affiliates, as well as funds, separate accounts, clients or other entities owned, controlled, advised or managed by affiliates of Apollo Management Holdings, L.P. or Athene Holding Ltd., including funds withheld accounts and modified coinsurance accounts established by reinsurance counterparties of subsidiaries of Athene Holding Ltd. for the purpose of maintaining assets supporting business ceded or retroceded to any such subsidiary (each such entity, an “Affiliate Assignee”) to the extent the Purchaser has assigned all or any part of its rights and obligations hereunder to such Affiliate Assignee pursuant to Section 6.5 hereof by written notice to the Company at least 2 Business Days (as defined below) prior to the Closing Date, together with a certified true copy of the register of members of the Company, evidencing the Tranche A Purchased Shares and the Tranche B Purchased Shares, respectively, being issued and sold to the Purchaser and/or such Affiliate Assignee(s). Each such certificate and entry on the Company’s register of members shall bear a notation indicating that it represents either the Tranche A Purchased Shares or the Tranche B Purchased Shares, as the case may be.

Parties further agree that the Purchaser may, in its discretion, request by notifying the Company in writing at least 5 Business Days prior to the Closing Date that the Tranche A Purchased Shares and the Tranche B Purchased Shares be issued by the Company at the Closing solely in book-entry form, registered in the name(s) of the Purchaser and/or its Affiliate Assignee(s) on the Company’s register of members. Each such entry on the Company’s register of members shall bear a notation that it represents either the Tranche A Purchased Shares or the Tranche B Purchased Shares, as the case may be.

For purposes of this clause (b), “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

(c)            Restrictive Legends. Each certificate representing the Purchased Shares shall be endorsed with the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) UNLESS PURSUANT TO (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO FWD GROUP HOLDINGS LIMITED (THE “COMPANY”) OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THE SECURITY REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. AS A RESULT OF SUCH AGREEMENT, EXCEPT IN CERTAIN CIRCUMSTANCES, THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO [24] [In the case of certificate(s) representing Tranche A Purchased Shares]/[12] [In the case of certificate(s) representing Tranche B Purchased Shares] MONTHS AFTER THE EFFECTIVE DATE OF A REGISTRATION STATEMENT FILED BY THE COMPANY FOR ITS INITIAL PUBLIC OFFERING OF THE AMERICAN DEPOSITARY SHARES REPRESENTING CLASS A ORDINARY SHARES OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE CLASS A ORDINARY SHARES.

Section 1.3             Closing Conditions.

(a)          Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i)            All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Purchased Shares shall have been completed in all material aspects;

(ii)            The representations and warranties of the Company to the Purchaser contained in Section 2.1 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date; and the Company shall have performed and complied with, in all material aspects, all agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii)            The Offering shall have been, or shall concurrently with the Closing be, completed;

(iv)            The ADSs shall have been listed on the New York Stock Exchange;

(v)             The underwriting agreement relating to the Offering shall have been entered into and have become effective; and

(vi)           The gross proceeds, without deducting the underwriting discounts and commissions and the estimated offering expenses payable by the Company, of the Offering, assuming the underwriters will exercise the over-allotment options in full and including the proceeds from all concurrent private placements including pursuant to this Agreement, shall not be less than US$2 billion.

(b)            Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i)            A lock-up agreement in the form requested by the Company and the underwriters (the “IPO Lock-up Agreement”) for the Offering and entered into by all other shareholders of the Company existing prior to the closing of the IPO and with a lock-up period up to 180 days after the date of the Final Prospectus shall have been executed and delivered by the Purchaser to the Company;

(ii)           All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed;

(iii)           The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date; and

(iv)            No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)            Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)           Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)            Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the IPO Lock-up Agreement and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(e)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets are subject.

(f)            Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(g)            Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its or their behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(h)            OFAC/AML Laws. The Company is not a person with whom dealings are prohibited under (i) U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) rules or regulations, (ii) the USA Patriot Act of 2001, (iii) the Trading with the Enemy Act, and (iv) any other applicable anti-money laundering laws and regulations (collectively, “AML Laws”). The Company has complied with all applicable AML Laws and has processes, procedures and systems in place that are reasonably designed to ensure compliance with such AML Laws, including, the list of specially designated nationals and blocked persons administered by OFAC as such list may be amended from time to time, and any other applicable sanctions programs.

(i)             Disclosure. The Registration Statement, as of the date it is declared effective, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will comply in all material respects with the requirements of the Securities Act.

Section 2.2            Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)            Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)           Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)           Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)            Status and Investment Intent.

(i)            Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)           Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account (or for the account of Affiliated Assignees) for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii)           No Reliance. The Purchaser, for itself and for each account for which it is purchasing the Purchased Shares, agrees that (a) it is not relying upon, and has not relied upon, any statement, representation or warranty made by Goldman Sachs Asia L.L.C. (incorporated in Delaware as a limited liability company) (“Goldman Sachs”) or Morgan Stanley & Co. LLC (“Morgan Stanley”, and together with Goldman Sachs, the “Placing Agents” and each a “Placing Agent”) as placing agents in relation to the transactions contemplated by this Agreement or any of their respective affiliates or any of their or their respective control persons, officers, directors or employees and (b) none of the Placing Agents, any of their respective affiliates or any of their respective control persons, officers, directors or employees shall be liable to the Purchaser in connection with its purchase of the Purchased Shares.

(iv)            Solicitation. The Purchaser was not identified or contacted through the marketing of the Offering. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts. The purchase of the Purchased Shares by the Purchaser was not solicited by or through anyone other than the Company.

(v)            Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi)          Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(vii)           Information. The Purchaser has been furnished access to all materials and information the Purchaser has requested relating to the Company and its subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement, has carefully reviewed all such materials and information, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Purchased Shares. The Purchaser has consulted to the extent deemed appropriate by the Purchaser with the Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in its Purchased Shares.

Article III

COVENANTS

Section 3.1              Lock-up and Resale Cooperation.

(a)           The Purchaser shall enter into the IPO Lock-up Agreement at such time as requested by the Company prior to the Closing but no earlier than the time that the similar agreements are being executed by the Company’s other shareholders.

(b)           In addition to the IPO Lock-up Agreement, the Purchaser agrees that it will not, during the period (i) in the case of the Tranche A Purchased Shares, commencing on the date of this Agreement and ending on the 24-month anniversary after the date of the Final Prospectus (the “Tranche A Lock-Up Period”) and (ii) in the case of the Tranche B Purchased Shares, commencing on the date of this Agreement and ending on the 12-month anniversary after the date of the Final Prospectus (the “Tranche B Lock-Up Period” ), without the prior written consent of the Company, (i) sell or transfer the Tranche A Purchased Shares or the Tranche B Purchased Shares, as applicable, to any person other than Affiliate Assignees or (ii) publicly disclose the intention to do any of the foregoing.

(c)           Notwithstanding anything to the contrary in this Agreement and after the expiration of the lock-up period specified in the IPO Lock-up Agreement, if PCGI Holdings Limited and its controlling shareholder(s) (collectively, the “Controlling Shareholder”) sell or transfer more than 25% of the equity interest in the Company beneficially owned by the Controlling Shareholder at the time of the Closing to one or more parties which are not affiliates (as defined in Rule 405 under the Act) of the Controlling Shareholder at any time (x) during the Tranche A Lock-Up Period, the Purchaser shall be entitled to sell or transfer up to a number of Tranche A Purchased Shares, and (y) during the Tranche B Lock-Up Period, the Purchaser shall be entitled to sell or transfer up to a number of Tranche B Purchase Shares, which, in each case of clauses (x) and (y) above, as a percentage of the total number of Tranche A Purchased Shares or the Tranche B Purchase Shares, as the case may be, held by the Purchaser at the Closing, is equal to the proportion of equity interest sold by the Controlling Shareholder as of the time of such sale.

(d)           Resale Cooperation. Upon the termination of the Tranche A Lock-Up Period or the Tranche B Lock-Up Period, the Company agrees in good faith to use its commercially reasonable efforts to, and to cause its subsidiaries to, at their request and election, assist the Purchaser and its Affiliate Assignees, to sell or transfer all, or any portion of, the Tranche A Purchased Shares or the Tranche B Purchased Shares, as applicable, which assistance shall include, but not be limited to, the following: (i) cooperation in the marketing of the Purchased Shares; (ii) conference calls with representatives of the Company and any prospective purchasers of the Purchased Shares at a time to be mutually reasonably agreed, which shall include question and answer session based upon customary and reasonable diligence questions submitted by such prospective purchasers a reasonable period of time in advance of such session; (iii) a single management presentation via conference call at a time to be mutually reasonably agreed with a reasonable opportunity for prospective purchasers of the Purchased Shares to ask customary and reasonable follow-up questions on such call; and (iv) providing reasonable and customary assistance in completion of the prospective purchasers’ due diligence review. The Purchaser agrees that to the extent the Company, its subsidiaries and/or its representatives incur third-party fees or expenses, including fees, disbursements and expenses of the Company’s counsel and accountants and any out-of-pocket expenses, in connection with the provision of such assistance, the Purchaser and/or the relevant Affiliate Assignees, as the case may be, shall pay or cause to be paid such fees or expenses.

Section 3.2          Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3          Facilitation of Sale by Purchaser. Subject to the terms and conditions in this Agreement, the Company agrees that as and when requested by the Purchaser in compliance with applicable U.S. securities laws, the Company shall take all steps as the Purchaser may reasonably request, to the extent required from time to time to enable the Purchaser to sell the Purchased Shares held by it without registration under the Act within the limitation of the exemptions provided by Rule 144 promulgated under the Act, including to facilitate the conversion of the Purchased Shares into ADSs and the removal of any legends on such Purchased Shares, through the customary processes to be established with the depositary bank for the ADSs.

Section 3.4          Further Assurances. From the date of this Agreement until the Closing Date, the Company and the Purchaser shall use their commercially reasonable efforts to fulfil or obtain the fulfilment of the conditions precedent to the consummation of the transactions contemplated hereby.

Article IV

OBSERVATION RIGHT

From and after the Closing, during the period in which the Purchaser or its Affiliate Assignees hold and continue to hold at least 75% of the Tranche A Purchased Shares held by them at the Closing, the Purchaser shall have the right to appoint one (1) person as a representative (the “Board Observer”) to attend all meetings of the board of directors of the Company in a nonvoting observer capacity. The Board Observer shall be given notice of all meetings of the board of directors of the Company and any committees thereof, and shall be provided a copy of all information (the “Board Materials”) distributed to the members of the board of directors of the Company or such committee, in each case, in substantially the same manner and at substantially the same time as notice and such information is sent to the members of the board of directors of the Company or such committee, as applicable, and in addition to the committee materials, the Board Observer shall be given a written summary of each meeting of the audit committee and risk committee of the board of directors of the Company (or their functional equivalents) as soon as reasonably practicable following each such meeting, as well as a reasonable opportunity to meet with the chairperson of each such committee as soon as reasonably practicable following each such committee meeting; provided, however, that the Purchaser and/or its Affiliate Assignees, as the case may be, agree, and shall procure, that such Board Observer enters into a mutually acceptable customary confidentiality agreement with the Company with respect to all Board Materials and other information so provided. The Company shall not be obligated to provide such Board Observer access to any Board Materials or other information or permit the attendance of any meeting of the board of directors or any committee of the board if providing or permitting the same would be inconsistent with the directors’ fiduciary duties to the Company or involve either attorney-client privileged information or matters constituting a conflict of interest for the Purchaser. Any Tranche A Purchased Shares permitted to be sold under Section 3.1(c) of this Agreement shall be deemed to be continued to be held by the Purchaser and its Affiliate Assignees on any calculation date for purposes of determining the percentage of Tranche A Purchased Shares held this Article IV.

Article V

INFORMATION RIGHTS

After the Closing Date, so long as the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), following the Company’s furnishing of its quarterly or semi-annual financial results, as the case may be, through a press release on Form 6-K or filing of an annual report on Form 20-F, as applicable, the Purchaser shall be entitled to, with reasonable advanced notice and at reasonable times, a conference call with the chief executive officer, the chief financial officer and the chief investment officer of the Company.

Article VI

MISCELLANEOUS

Section 6.1          Survival of the Representations and Warranties. All representations and warranties made by any party hereto shall survive for fifteen (15) calendar months after the Closing Date and shall terminate and be without further force or effect on the second anniversary of the Closing Date, except that nothing contained in this Agreement shall limit or exclude any liability for fraud.

Section 6.2          Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Each party shall bear its own costs in any arbitration.

Section 6.3          Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

Section 6.4          Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Company, and their respective heirs, successors and permitted assigns.

Section 6.5          Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or any Purchaser without the express written consent of the other Party, except that a Purchaser may assign all or any part of its rights and obligations hereunder to any Affiliate Assignee of the Purchaser without the consent of the Company, provided that (a) the Purchaser shall notify the Company in writing of any such assignment, with details of the assignee(s) and documentary proof of its/their status as an Affiliate Assignee(s) of the Purchaser, at least two (2) Business Days (as defined below) prior to the effective date of the assignment, and (b) no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. The Company shall be entitled to request documents from the Purchaser and the purported assignee(s) for purposes of ensuring its compliance with all applicable laws, rules and regulations in relation to such assignment. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 6.6          Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party hereto to whom notice is to be given, at the time of receipt if given by electronic mail to the e-mail addresses set forth below, on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed, or on the third day after mailing if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:	Athene Life Re Ltd.

c/o Apollo Insurance Solutions Group LP
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attn: Legal Department
Email: ISG-Legal@apollo.com

With copy to:	Paul Weiss Rifkind Wharton& Garrison LLP

1285 Avenue of the Americas
New York, New York 10019-6064
Attn: Brian Janson

With copy to:	Sidley Austin LLP

1 South Dearborn Street
Chicago,IL 60603
Attn: Perry Shwachman
Email: pshwachman@sidley.com
Attn: Jeremy Watson
Email: jcwatson@sidley.com

If to the Company, at:	FWD Group Holdings Limited

13/F, 14 Tai Koo Wan Road
Taikoo Shing
Hong Kong SAR
Attn: Group General Counsel
E-mail Address: GroupGC@fwd.com

With copy to (which shall not constitute notice):
PCGI Holdings Limited
38/F, Champion Tower
3 Garden Road, Central
Hong Kong SAR
Attn: Mr.Derek Fong; Mr.Steve Teicman
E-mail Address: derek.fong@pcg-group.com; steve.teichman@pcg-group.com

With copy to:

White& Case

9th Floor, Central Tower
28 Queen’s Road Central
Hong Kong SAR
Attn: Jessica Zhou

Any party hereto may change its address for purposes of this Section 6.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 6.7            Entire Agreement. This Agreement, together with the IPO Lock-up Agreement, constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 6.8            Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 6.9            Fees, Expenses and Taxes, Etc. Except as otherwise agreed to by the Parties, the Company and the Purchaser will bear their respective fees, expenses, taxes, duties, assessments or governmental charges of whatever nature incurred or payable in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including but not limited to fees and expenses of attorneys, accountants, consultants and financial advisors, as applicable.

Section 6.10          Confidentiality. Subject to Section 6.13 hereof, each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 6.11          Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.12          Termination. This Agreement may be terminated at any time prior to the Closing upon the mutual consent of both of the Parties. Either Party may terminate this Agreement if any of the following event occurs: (i) the first anniversary after the date hereof, if the Closing has not occurred on or prior to such date, (ii) the withdrawal by the Company of the Registration Statement, and (iii) following the execution of the underwriting agreement relating to the Offering, the termination of such underwriting agreement in accordance with its terms. Upon any termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Article VI hereof (except for Section 6.1), which shall survive any termination under this Section 6.12; provided, that no termination of this Agreement shall relieve any Party hereto of liability for any breach of this Agreement prior to such termination.

Section 6.13          Description of Purchaser.

(a)            The Company shall afford the Purchaser a reasonable opportunity in which to review and comment on any description of the transactions contemplated by this Agreement that is to be included in the Registration Statement. Any comments provided by the Purchaser shall be considered by the Company in good faith for inclusion. To the extent any such comments are not included in the Registration Statement, the Company shall provide the Purchaser a reasoned explanation for non-inclusion.

(b)            Subject to the right of review under Section 6.13(a), the Purchaser hereby agrees and consents to the filing of this Agreement as an exhibit to the Registration Statement.

(c)            Subject to the right of review under Section 6.13(a), the Purchaser hereby agrees and consents to:

(i)            (x) the use of and references to its name and if applicable, its Affiliate Assignees’ names (including its or their respective trademarks and logos), (y) the inclusion of the description of the Purchaser as a Bermuda-based reinsurance company and a subsidiary of Athene Holding Ltd., a leading retirement services company, substantially all of the net invested assets of which are managed by affiliates of Apollo Global Management, Inc., a leading global investment manager, and, if applicable, the descriptions of its Affiliate Assignees of a similar nature, and (z) the inclusion of such other information to the extent required by applicable laws, rules, regulations and/or rules of the relevant stock exchange, (collectively, the “Purchaser Description”); and

(ii)            the inclusion of the description of the transactions contemplated by this Agreement,

in each case of clauses (i) and (ii), in the Registration Statement and other SEC filings, disclosure materials, marketing materials and other publicity materials in connection with the Offering.

(d)            The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the Purchaser Description, and it agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading.

Section 6.14          Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.15          Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 6.16          Cumulative Remedies; Waiver. Except as specifically set forth herein, the rights and remedies of the Parties are cumulative and not alternative. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The Parties agree that each of the Placing Agents shall be entitled to rely on the representations, warranties and undertakings / agreements given by each Party in this Agreement, and each of the Placing Agents shall be entitled to enforce this Agreement in respect of such representations, warranties and undertakings / agreements as if it were a party to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

FWD GROUP HOLDINGS LIMITED

By:	/s/ Huynh Thanh Phong
Name:	Huynh Thanh Phong
Title:	Group Chief Executive Officer and Executive Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Athene Life Re Ltd.

By:	Apollo Insurance Solutions Group LP, its investment manager
By:	Apollo Capital Management, L.P., its sub-advisor
By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice-President